Exhibit 99.1

August Forecast Updated as AITX Sees Path to Best Order Intake Quarter to Date

Detroit, Michigan, August 15, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today provided an update on RAD’s August 2023 sales activities.

The Company sees a path to 100+ units order intake this month, which would make it the best order intake month to date and drive this quarter to the best quarter of intake in company history. Through mid-August, RAD has booked a total of 18 units, with 100+ orders within possibility by the end of the month.

“We started the month of August having just closed our best month ever,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “All indications from clients and prospects are that they are directing their orders through their final approval and purchasing processes. What’s giving us further confidence is that 2 of our largest clients account for much of this uptick in expected sales.”

To date, for August the company has booked 18 devices including an order for 10 RIO™ 360 solar-powered security towers, as announced on August 10, an expansion order for 1 RIO to an existing end-user, 6 ROSA™ solutions for one of RAD’s most active authorized dealers, plus 1 ROSA device for a newly signed dealer.

The Company noted that it is presently awaiting the final orders to be processed for 2 large expansion opportunities. A global big-box retailer is expected to order an additional 68 ROSA units as part of their national expansion of RAD devices. A global transportation and business services company has indicated that RAD should expect an order for 33 additional RIO devices. This client has already deployed several RIO and ROSA units across the country. Furthermore, there are roughly a dozen smaller expansion orders and new client orders that are expected with high probability in August.

“All that, plus the major East Coast university that just ordered 10 ROSAs for RAD Light My Way™ has told us to expect another order for 5 devices,” added Steve Reinharz, CEO of AITX and RAD.

“I look forward to sharing estimated Q2 additional recurring monthly revenue numbers in September,” Reinharz continued. “It’s these kind of great months that will secure our drive to becoming cash flow positive. I’ll remind everyone that we have a great team totally focused on this and I hope in September I can share good news on this achievement.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz